Exhibit 4.10

                                PLEDGE AGREEMENT

     This PLEDGE AGREEMENT (the "AGREEMENT") dated as of January 11, 2000, is made by each undersigned (each, a "PLEDGOR," and collectively, "PLEDGORS") in favor of DIMENSIONAL VISIONS, INC., a Delaware corporation ("Borrower").

                                    RECITALS

     A. Pursuant to that certain Loan and Security Agreement of even date herewith by and between Borrower and Merrill Lynch ("Lender") (the "LOAN AGREEMENT"), Lender has agreed to make Loans to and incur Letter of Credit Obligations (each as defined in the Loan Agreement) for the direct and indirect benefit of Borrower.

     B. Each Pledgor is the record and beneficial owner of the assets pledged by it and transferred into the Pledge Account of Lender (the "PLEDGE ACCOUNT"), sufficient to meet the Credit Obligations at all times.

     C. Each Pledgor is either a direct or indirect beneficiary of the credit facilities made available to Borrower under the Loan Agreement.

     D. In order to induce Lender to make the Loans and to incur the Letter of Credit Obligations as provided for in the Loan Agreement, each Pledgor has agreed to pledge the Pledged Collateral to Lender in accordance herewith.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Lender to make Loans and to incur Letter of Credit Obligations under the Loan Agreement, it is agreed as follows:

          1. PLEDGE. Each Pledgor hereby pledges to Lender a first priority Lien on all of the assets transferred into the Pledge Account (the "PLEDGED COLLATERAL") including, but not limited to, the Pledged Stock owned by it and the certificates representing such Pledged Stock, and property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Stock;

          2. TERM. The term of this Agreement will be one year, renewable at the option of Borrower provided Borrower is current on its interest obligations to Lender (the "Term"). The renewal terms will be negotiated in good faith at the end of each year.

          3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is security for, the prompt payment and performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of any kind under or in connection with the Loan Agreement and the other Loan Documents and all obligations of each Pledgor now or hereafter existing under this Agreement or any other Loan Document to which such Pledgor is a party, including all fees, costs and expenses whether in connection with collection actions hereunder or thereunder or otherwise (collectively, the "SECURED OBLIGATIONS").

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          4. DELIVERY OF PLEDGED COLLATERAL. All certificates and all promissory notes, instruments and letters of credit evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Lender pursuant hereto. All Pledged Stock shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender and all promissory notes or other instruments evidencing the Pledged Indebtedness shall be endorsed by the Pledgor pledging such Pledged Indebtedness.

          5. CONSIDERATION. In consideration of the Pledge of Pledged Collateral by the Pledgors, Borrower hereby grants to the Pledgors, collectively and not individually, the following (collectively, the "Consideration"):

               (a) 250,000 warrants to purchase shares of common stock of Borrower for a term of five years with an exercise price of the fair market value of the Borrower's common stock (the "Commitment Warrants"). The fair market value of Borrower's common stock shall be the average closing bid price of Borrower's common stock as quoted on the over-the-counter bulletin board for the last five trading days prior to the date of issue.

               (b) 50,000 shares of common stock of Borrower, restricted under Rule 144 and bearing the Rule 144 restrictive legend (the "Commitment Shares").

               (c) As Borrower receives loans or line of credit advances from Lender, for each dollar borrowed by Borrower, the Pledgors, collectively, shall receive one warrant to purchase shares of common stock (the "Usage Warrants") of Borrower for a term of five years with an exercise price of 25% less than the fair market value of the Borrower's common stock. The fair market value of Borrower's common stock shall be the average closing bid price of Borrower's common stock as quoted on the over-the-counter bulletin board for the last five trading days prior to the date of issue.

               (d) At any time that there is an outstanding balance under the Loan Agreement, the Pledgors, collectively, can elect to convert the outstanding balance under the Loan Agreement into shares of common stock of Borrower and assume responsibility for paying the outstanding balance existing on the date of conversion under the follow formula: For each dollar borrowed by Borrower, the Pledgors, collectively, shall receive one conversion option to receive three shares of common stock of Borrower, restricted under Rule 144.

               (e) Pledgors jointly shall have the right, but not the obligation, to nominate one member to the Board of Directors of Borrower (the "Nominee"). The Nominee's appointment shall be subject to shareholder approval as required by Delaware corporate law. The Nominee shall serve on the Board of Directors of Borrower for a term of one year, the term of this Agreement, or until his or her successor has been duly elected, whichever is earliest.

               (f) Borrower shall register all Commitment Shares and common stock underlying the Commitment Warrants and Usage Warrants on form SB-2 or similar form within six (6) months of the date of this Agreement.

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          6. REPRESENTATIONS AND WARRANTIES. Each Pledgor represents and warrants to Borrower that:

               (a) (i) Such Pledgor is, and at the time of delivery of the Pledged Stock owned by it to Lender will be, the sole holder of record and the sole beneficial owner of such Pledged Collateral pledged by it free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement or the other Loan Documents, and (ii) such Pledgor is, and at the time of delivery of the Pledged Indebtedness held by it to Lender will be, the sole owner and holder of such Pledged Collateral free and clear of any Lien thereon or affecting title thereto, except for any Lien created by this Agreement or the other Loan Documents.

               (b) (i) All of the Pledged Stock owned by such Pledgor have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) the Pledged Indebtedness held by such Pledgor has been duly authorized, authenticated or issued and delivered by, and constitutes the legal, valid and binding obligation of, each Pledged Entity issuing same, and no such Pledged Entity is in default thereunder.

               (c) Such Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by such Pledgor to Lender as provided herein.

               (d) None of the Pledged Stock or Pledged Indebtedness owned or held by such Pledgor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

               (e) Such Pledgor is the sole owner of the Pledged Stock pledged by it. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Stock pledged by such Pledgor hereunder.

               (f) No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge by such Pledgor of the Pledged Collateral owned or held by it pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, or (ii) for the exercise by Lender of the voting or other rights provided for in this Agreement or the remedies in respect of such Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

               (g) The pledge, assignment and delivery of the Pledged Collateral owned or held by it pursuant to this Agreement will create a valid first priority Lien in favor of Lender upon such Pledged Collateral and the Proceeds thereof, securing the payment of the Secured Obligations, subject to no other Lien.

               (h) This Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms.

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               (i) None of the Pledged Indebtedness held by such Pledgor is subordinated in right of payment to other Indebtedness (except for the Secured Obligations) or subject to the terms of an indenture.

               (j) Pledgor has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of the Pledge and an investment in the Consideration. Pledgor represents that Pledgor is able to bear the economic risk of the Pledge and an investment in the Consideration and at the present time could afford a complete loss of such investment. Pledgor has had a full opportunity to inspect the books and records of the Borrower and to make any and all inquiries of Borrower officers and directors regarding the Borrower and its business as Pledgor has deemed appropriate.

               (k) Pledgor is an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933 (the "Act") and Pledgor, either alone or with Pledgor's professional advisers who are unaffiliated with, have no equity interest in and are not compensated by Borrower or any affiliate or selling agent of Borrower, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Pledgor is capable of evaluating the merits and risks of an investment in the Consideration offered by Borrower and of making an informed investment decision with respect thereto and has the capacity to protect Pledgor's own interests in connection with Pledgor's proposed investment in the Consideration.

               (l) Pledgor is acquiring the Consideration solely for Pledgor's own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Consideration.

               (m) Pledgor will not sell or otherwise transfer the Consideration without registration under the Act or an exemption therefrom and fully understands and agrees that Pledgor must bear the economic risk of Pledgor's purchase for an indefinite period of time because, among other reasons, the Consideration has not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

               (n) Pledgor has received from Borrower and reviewed documentation and information on the Borrower, which includes business information and audited financial statements of the Borrower.

                  The representations and warranties set forth in this SECTION 7 shall survive the execution and delivery of this Agreement.

          7. COVENANTS. Each Pledgor covenants and agrees that for the Term of this Agreement:

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               (a) Without the prior written consent of Borrower, such Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to any Pledged Collateral owned or held by it, or any unpaid dividends, interest or other distributions or payments with respect to such Pledged Collateral, or grant a Lien on such Pledged Collateral, except as otherwise expressly permitted by the Loan Agreement.

               (b) Such Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and deliver letters of credit and take all such actions as Lender from time to time may request in order to ensure to Lender the benefits of the Liens upon the Pledged Collateral owned or held by it intended to be created by this Agreement, including the filing of any necessary Uniform Commercial Code financing statements, that may be filed by Lender with or (to the extent permitted by law) without the signature of such Pledgor, and will cooperate with Lender, at such Pledgor's expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of such Pledged Collateral.

               (c) Such Pledgor has and will defend the title to the Pledged Collateral owned or held by it and the Liens of Lender on such Pledged Collateral against the claim of any Person and will maintain and preserve such Liens.

          8. PLEDGOR'S RIGHTS. So long as no Default or Event of Default shall have occurred and be continuing and until written notice shall be given to any Pledgor in accordance with SECTION 9(A):

               (a) Each Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral pledged by it hereunder or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Loan Agreement or any other Loan Document; provided, that no vote shall be cast, and no consent shall be given or action taken, that would have the effect of impairing the position or interest of Lender in respect of the Pledged Collateral or that would authorize, effect or consent to (unless and to the extent expressly permitted by the Loan Agreement):

                    (i) the dissolution or liquidation, in whole or in part, of a Pledged Entity;

                    (ii) the consolidation or merger of a Pledged Entity with any other Person;

                    (iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of Lender;

                    (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Stock; or

                    (v) the alteration of the voting rights with respect to the Stock of a Pledged Entity.

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               (b) Each Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Stock and Pledged Indebtedness pledged by it hereunder to the extent not in violation of the Loan Agreement, except for any and all: (i) dividends and other distributions paid or payable in cash in respect of any such Pledged Stock in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of a Pledged Entity; and (ii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any such Pledged Collateral; provided, that until actually paid all rights to such distributions shall remain subject to the Lien in favor of Lender created by this Agreement and the other Loan Documents.

          9. DEFAULTS AND REMEDIES.

               Upon the occurrence and during the continuation of any Event of Default and after ten (10) days written notice of such Default without remedy by Pledgor, Lender (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral pledged by such Pledgor hereunder, to exchange certificates or instruments representing or evidencing such Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten days' notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice such Pledgor agrees is commercially reasonable) the whole or any part of such Pledged Collateral and to otherwise act with respect to such Pledged Collateral as though Lender were the outright owner thereof. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or disposition of Collateral are insufficient to pay in full the Secured Obligations.

          10. WAIVER. No delay on Lender's part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand that may be given to or made upon any Pledgor by Lender with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Lender's right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Lender's rights as against any Pledgor in any respect.

          11. ASSIGNMENT. Lender may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Loan Agreement, and the holder of such instrument shall be entitled to the benefits of this Agreement.

          12. TERMINATION. Immediately following the Termination Date, Lender shall deliver to each Pledgor (as the case may be) the Pledged Collateral pledged by such Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the Liens created in favor of Lender under this Agreement and the other Loan Documents and, except as otherwise provided herein, all of such Pledgor's obligations hereunder shall at such time terminate.

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          13. LIEN ABSOLUTE. All rights of Lender hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

               (a) any lack of validity or enforceability of the Loan Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

               (c) any exchange, release or non-perfection of any other Collateral or any release or amendment or waiver of, or consent to departure from any guaranty for, all or any of the Secured Obligations;

               (d) the insolvency of any Credit Party; or

               (e) any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Pledgor.

          14. RELEASE. Each Pledgor consents and agrees that Lender may at any time, or from time to time, in its discretion:

               (a) renew, extend or change the time of payment of, or the manner, place or terms of payment of, all or any part of the Secured Obligations; and (b) exchange, release or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, that is now or may hereafter be held by or on behalf of Lender in connection with all or any of the Secured Obligations; all in such manner and upon such terms as Lender may deem proper, and without notice to or further assent from such Pledgor, it being hereby agreed that such Pledgor shall be and remain bound by this Agreement irrespective of the value or condition of any of the Collateral and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Loan Agreement or any other agreement governing any Secured Obligations. Each Pledgor hereby waives notice of acceptance of this Agreement, presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and any delay by Lender in commencing suit against any party hereto or Person liable hereon, and in giving any notice to or of making any claim or demand hereunder upon such Pledgor. No act or omission of any kind on Lender's part shall in any event affect or impair this Agreement.


          15. REINSTATEMENT. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against

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any Pledgor or any Pledged Entity for liquidation or reorganization, should any
Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor's or Pledged Entity's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          16. MISCELLANEOUS.

               (a) Lender may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

               (b) Each Pledgor agrees to promptly reimburse Lender for actual out-of-pocket expenses, including reasonable attorneys' fees, incurred by Lender in connection with the administration and enforcement of this Agreement.

               (c) Neither Lender nor any of its officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

               (d) THIS AGREEMENT SHALL BE BINDING UPON EACH PLEDGOR AND ITS SUCCESSORS AND ASSIGNS (INCLUDING A TRUSTEE OR DEBTOR-IN-POSSESSION ON BEHALF OF SUCH PLEDGOR), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, LENDER AND ITS SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF LENDER AND EACH PLEDGOR.

          17. SEVERABILITY. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

          18. NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Loan Agreement.

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          19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement. Execution and delivery may be effected by the transmission of facsimile signatures pages. The parties shall thereafter exchange original signature pages.

     IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the date first written above.

"PLEDGORS"                              "BORROWER"
                                         DIMENSIONAL VISIONS, INC.
                                         a Delaware Corporation


/s/ Russell H. Ritchie                     /s/ John D. McPhilimy
-----------------------------------        ---------------------------------
/s/ Dale Riker
-----------------------------------      By: John D. McPhilimy
                                            --------------------------------
-----------------------------------
                                        Its: President
                                            --------------------------------

"LENDER"

MERRILL LYNCH

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